Exhibit 11.1

6272 Church Street Site B RIVERDALE, GA 30274 404-750-7474
Accountantsnowga@gmail.com
www.Accountantsnowinc.com

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated January 8, 2021, with respect to our audit on the financial statements of Bear Village Inc. as of and for the years ended September 30, 2020, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ Shirley Felder

Shirley Felder

Accountants Now Inc.

Riverdale, Georgia

February 24, 2021